Exhibit 10.1
Form of Award Letter under the Pentair, Inc. 2008 Omnibus Stock Incentive Plan, as Amended
Date:
To:
Subject: 20[_] Long Term Incentive Plan Award
I am pleased to inform you that the Compensation Committee of the Pentair, Inc. Board of Directors has awarded you the following grant. This grant is effective [______], 20[_] under the Pentair, Inc. 2008 Omnibus Stock Incentive Plan, as Amended.
[___] restricted stock units and dividend equivalent units, which vest over the following schedule:
1/2 of the units on [three years after grant date]
1/2 of the units on [four years after grant date]
[___] stock options, which will vest over the following schedule:
1/3 of the options on [one year after grant date]
1/3 of the options on [two years after grant date]
1/3 of the options on [three years after grant date]
The options have an exercise price of $[___] per share, which will increase in value as Pentair common stock appreciates, and have an expiration date of [ten years after grant date].
[___] performance units. Each performance unit has a value equal to $[_______]. You will earn all or a portion of the performance units based on the extent to which the [performance goal] established by the Compensation Committee is achieved as of December 31, 20[_]. If the threshold goal is met, [___]% of the performance units will be paid. If the target goal is met, [___]% of the performance units will be paid. If the maximum goal is met, [___]% of the performance units will be paid. You will be notified of the specific threshold, target and maximum goals in February of 20[_].
Included for your review and records is an Optionee Statement summarizing all awards granted to you, a Plan prospectus, a summary of the Terms and Conditions that apply to your grant, and an Exercise Notice and Agreement for your future use. If you have any questions regarding your award, please call Stephanie Maxam at [___]-[___]-[___]or Clinton Shoap at [___]-[___]-[___].

Sincerely,

Randall J. Hogan
Chairman and CEO

TERMS AND CONDITIONS OF YOUR
OMNIBUS STOCK INCENTIVE PLAN GRANT
In accordance with the terms and provisions of the Pentair, Inc. 2008 Omnibus Stock Incentive Plan, as Amended (the “Plan”), you have been granted restricted stock units, stock options and performance units as described in the attached grant notification letter.
The following terms and conditions govern your grant and, by accepting this grant, you agree to the following:
Restricted Stock Units
•	The restricted stock units become “vested” on the vesting dates noted in your grant letter. Upon vesting, the shares underlying the restricted stock units will be issued according to your instructions, unless you have elected to defer the units under the Pentair, Inc. Non-Qualified Deferred Compensation Plan. In the event the vest date falls on a weekend day or holiday, the restricted stock units will vest and shares will be released on the next trading day.

•	Each restricted stock unit includes one dividend equivalent unit, which is subject to the same vesting condition as the restricted stock unit to which it relates. A dividend equivalent unit entitles you to a cash payment upon vesting equal to the cash dividends declared on a share of stock. Dividend equivalent units will accrue and be paid to you in cash upon vesting, unless you have elected to defer the units under the Pentair, Inc. Non-Qualified Deferred Compensation Plan. Dividend equivalent units are not eligible for reinvesting under the Pentair, Inc. Dividend Reinvestment Plan.

•	If your employment with the Company terminates (voluntarily or involuntarily) before the expiration of the restriction period, all nonvested restricted stock units and their related dividend equivalent units will be forfeited. Exceptions to this rule are made for certain types of terminations, including termination due to death, disability or retirement, in accordance with the terms of the Plan. The restricted stock units and dividend equivalent units will also vest upon a Change of Control (as defined in the Plan, except that the Change of Control must also comply with Code Section 409A).

•	You cannot vote restricted stock units.

•	You may not sell, assign, transfer, pledge as collateral or otherwise dispose of your restricted stock units at any time during the restriction period.

•	The fair market value of the shares that are issued and the cash paid upon vesting of the restricted stock units and related dividend equivalent units will be considered taxable compensation, subject to withholding taxes. With respect to the issuance of shares, you may satisfy the withholding tax obligation by electing to either write a check for the tax withholding amount to the Company, or by having the Company withhold a number of shares that would otherwise be delivered having a fair market value equal to the minimum taxes required to be withheld. In the absence of an election, the Company will withhold shares to cover the applicable withholding taxes. With respect to the payment of dividend equivalent units, the Company will withhold the taxes from the cash payment.
Stock Options
•	All options are intended to be incentive stock options to the extent permitted under the Plan.

•	Options may be exercised only after they become vested, as noted in your grant letter, and expire ten years from the date of grant, unless another expiration date is noted in your grant letter.

•	If your employment with the Company terminates (for any reason except for cause), you may exercise options which are exercisable on the last day of employment for up to 90 days after your termination date or, if earlier, the date the option expires by its terms. Exceptions are made for termination of employment due to such reasons as death, retirement or disability, in accordance with the terms of the Plan.

•	You have no shareholder rights (e.g. dividends, voting) with respect to the underlying stock you may purchase by the exercise of the option.

•	You may pay the option exercise price and any applicable withholding taxes due upon exercise by: 1) submitting a personal check, 2) swapping previously-acquired mature Pentair common stock, or 3) arranging a cashless exercise through a broker. An exercise notice and agreement must be submitted to Pentair.

•	If you sell shares which were acquired through the exercise of an incentive stock option within two years from the date of grant and one year from the date of exercise, you must notify Pentair of the sale to permit proper accounting treatment of the compensation expense.

Performance Units
•	Performance units entitle you to a cash payment following the end of the performance period (unless you have elected to defer the units under the Pentair, Inc. Non-Qualified Deferred Compensation Plan) to the extent the performance goal(s) are met. The value of a performance unit and the length of the performance period are described in your grant letter. The specific performance goals applicable to your performance units may be described in your grant letter or in a supplemental communication made to you. The supplemental communication will be considered part of your award.

•	If your employment with the Company terminates (voluntarily or involuntarily) before the end of the performance period, all performance units will be forfeited. Exceptions to this rule are made for certain types of terminations, including termination due to death, disability or retirement, in accordance with the terms of the Plan.

•	The cash paid for the earned performance units is considered taxable wages. The Company will withhold all applicable withholding taxes from the payment.
General
•	The grant of Plan awards to you does not limit in any way the right of the Company to terminate your employment at any time for any reason, nor does it guarantee you will receive Plan awards in subsequent years.

•	In addition to the terms and conditions disclosed above, your Plan awards are subject to the provisions of the Plan document and Prospectus as well as applicable rules and regulations issued under local tax and securities laws and New York Stock Exchange rules.

•	The Compensation Committee of the Pentair, Inc. Board of Directors may amend or modify the Plan at any time but generally such changes will apply to future Plan awards. The Compensation Committee may also amend or modify this award, but most changes will require your consent.

•	As a key employee of the Company, you may have access to customer lists, trade secrets and other confidential information of the Company. During your employment or at any time after your employment ends, you agree to not disclose or make available to any person or firm confidential information of the Company, unless such disclosure is required by law. Any actual or threatened violation of your duty to not divulge confidential information will entitle the Company to legal and equitable remedies, including preliminary and permanent injunctive relief and attorney’s fees.

•	For purposes of this summary, the word “Company” means Pentair, Inc. or any of its business units.